                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Landair Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           (LANDAIR CORPORATION LOGO)


                                 April 20, 2000

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Landair Corporation, you are cordially invited to attend the Annual Meeting of Shareholders on Monday, May 22, 2000, at 9:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

YOUR VOTE IS IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

I hope you will be able to join us, and we look forward to seeing you in Greeneville.

                                            Sincerely yours,

                                            /s/ Scott M. Niswonger
                                            ---------------------------
                                            Scott M. Niswonger
                                            Chairman of the Board
                                            and Chief Executive Officer

                               LANDAIR CORPORATION
                                430 AIRPORT ROAD
                          GREENEVILLE, TENNESSEE 37745

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 22, 2000

To the Shareholders of Landair Corporation:

The Annual Meeting of Shareholders of Landair Corporation (the "Company") will be held on Monday, May 22, 2000, beginning at 9:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community. If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

The purposes of this meeting are:

     1. To elect six members of the Board of Directors with terms expiring at the next Annual Meeting of Shareholders in 2001;

     2. To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of the $0.01 par value common stock of the Company of record at the close of business on March 17, 2000 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person.

SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, SUNTRUST BANK, STOCK TRANSFER DEPARTMENT, P.O. BOX 4625, ATLANTA, GEORGIA 30302 BY 9:00 A.M. ON MAY 19, 2000. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.


                                       By Order of the Board of Directors,

                                       /s/ Richard H. Roberts
                                       -----------------------------------
                                       Richard H. Roberts
                                       Secretary

Greeneville, Tennessee
April 20, 2000

                               LANDAIR CORPORATION
                                430 AIRPORT ROAD
                          GREENEVILLE, TENNESSEE 37745
                                 (423) 636-7000


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS


This Proxy Statement is furnished to the shareholders of Landair Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors (the "Board") for use at the Annual Meeting of Shareholders to be held on Monday, May 22, 2000, beginning at 9:00 a.m., local time, at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee and any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This proxy material was first mailed to shareholders on or about April 20, 2000.

If the enclosed form of proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing at the principal executive offices of the Company or by duly executing and delivering a proxy bearing a later date. Each proxy will be voted FOR Proposals 1 and 2 if no contrary instruction is indicated in the proxy, and in the discretion of the proxies on any other matter which may properly come before the shareholders at the Annual Meeting.

There were 6,003,648 shares of the $0.01 par value common stock of the Company (the "Common Stock") issued and outstanding on March 17, 2000. A majority of such shares, present or represented by proxy, will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum on all matters. Abstentions and broker non-votes are not treated as votes for or against the Proposals presented to the shareholders. Because directors are elected by a plurality of the votes cast, abstentions are not considered in the election. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 17, 2000.

The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and also may be made by the Company's executive officers or employees personally. The Company does not anticipate paying any compensation to any other party for this solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

Six directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE SIX NOMINEES NAMED BELOW. DULY EXECUTED PROXIES WILL BE SO VOTED UNLESS RECORD HOLDERS SPECIFY A CONTRARY CHOICE ON THEIR PROXIES. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as the Board may propose. The Board has no reason to expect that the nominees will be unable to serve and, therefore, at this time it does not have any substitute nominees under consideration. Proxies cannot be voted for a greater number of persons than the number named.

The nominees for election shall be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors, but rather each shall have one vote for each director for each share of Common Stock held by such shareholder.

DIRECTOR NOMINEES

The following persons are the nominees for election to serve as directors. All nominees are presently directors of the Company. There are no family relationships between any of the director nominees. Certain information relating to the nominees, which has been furnished to the Company by the individuals named, is set forth below.

JERRY T. ARMSTRONG                               Director since 1998
Dallas, Texas                                    Age 61

Mr. Armstrong joined the Company's Board of Directors in August 1998. He is the Chairman and Chief Executive Officer of Wind Associates, Inc., a private investment and management company, a position he has held since June 1997. From June 1988 to June 1997, Mr. Armstrong was Chairman, President and Chief Executive Officer of Merchants, Inc., and from February 1984 until June 1988, he was President and Chief Executive Officer of The Wedge Group, Inc., both parent corporations of diversified transportation companies. He also served on the Board of Directors of Landstar System, Inc. from March 1991 until May 1994. Over a forty year career, Mr. Armstrong held chief executive positions with and served on the boards of ANR Freight Systems, Inc., Garrett Freight Lines, Inc., Riss International, Inc., and Johnson Motor Lines, Inc., all transportation related companies.

GEN. DUANE H. CASSIDY                            Director since 1998
Ponte Vedra Beach, Florida                       Age 66

Gen. Cassidy began serving as a director of the Company in August 1998, following his retirement in January 1998 as Corporate Senior Vice President and Chairman of the Commercial Board of CSX Corporation, a position he held from June 1996. From January 1992 to June 1996, he was Senior Vice President of Sales and Marketing for CSX Transportation, Inc., a subsidiary of CSX Corporation. From October 1989 to January 1992, he served as Vice President of Logistics Technology and held the position of President, CSX/Sea-Land Logistics, Inc. From September 1985 to September 1989, he served as Commander in Chief, Military Airlift Command, and from July 1987 to September 1989, as Commander in Chief, United States Transportation Command, where he was the Department of Defense advocate and single point of contact for the Defense Transportation System--air, land, and sea, military and commercial. In October 1989, he retired from the Air Force as a four-star General, and currently sits on the National Defense Transportation Association's Board of Directors as Vice Chairman.

DR. C. JOHN LANGLEY, JR.                         Director since 1998
Knoxville, Tennessee                             Age 54

Dr. Langley joined the Board of Directors of the Company in August 1998. He is the John H. Dove Distinguished Professor of Logistics and Transportation at the University of Tennessee, Knoxville. He has served as a professor at the University of Tennessee since September 1973. From October 1984 until October 1992, he was a member of the Executive Committee of the Council of Logistics Management, served as President of the Council from October 1990 to October 1991, and was the 1993 recipient of the Council's Distinguished Service Award. In addition to providing consulting and advisory services to several leading corporations, he is a popular speaker at professional conferences, and participates as a faculty member at executive logistics programs offered at a number of leading universities.

SCOTT M. NISWONGER                               Director since 1998
Greeneville, Tennessee                           Age 52

Mr. Niswonger serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Niswonger has served as a director of Forward Air Corporation since 1981 and is its current Chairman and Chief Executive Officer. Mr. Niswonger also serves on the Regional Advisory Board of First Tennessee Bank National Association.

C. TIM ROACH                                     Director since 1999
Greeneville, Tennessee                           Age 54

Mr. Roach has served as President, Chief Operating Officer and director of the Company since October 1999. Mr. Roach has 30 years of motor carrier management experience, most recently serving as a consultant to the industry, and from July 1999 to October 1999 was under contract to the Company. He has held other contract management positions including with Rocor International, Inc. from September 1997 until September 1998 and Daymark, Inc. from September 1996 until September 1997. Prior to these assignments, he was Senior Vice President for Stevens Transport, Inc. from March 1992 until September 1996 and has held other senior management positions within the industry since 1970.

RICHARD H. ROBERTS                               Director since 1998
Greeneville, Tennessee                           Age 45

Mr. Roberts serves as Senior Vice President, General Counsel and Secretary and as a director of the Company. Mr. Roberts was a partner with the Baker, Worthington, Crossley & Stansberry law firm from January 1991 until July 1994. Mr. Roberts also serves as a director of Miller Industries, Inc. and as Senior Vice President, General Counsel, Secretary and a director of Forward Air Corporation.

BOARD OF DIRECTORS AND COMMITTEES

During 1999, the Board held five meetings. The Board maintains an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. These committees do not have a formal meeting schedule, but are required to meet at least once each year. Current members of the Executive Committee are Messrs. Niswonger, Roach and Roberts. The Executive Committee is authorized to act on behalf of and to carry out the functions of the Board to the extent permitted by law and the Bylaws of the Company.

Current members of the Audit Committee are Messrs. Armstrong, Cassidy and Langley. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee held two meetings during 1999.

Current members of the Compensation Committee are Messrs. Armstrong, Cassidy and Niswonger. The Compensation Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's employee stock option plan and other employee benefit plans. The Compensation Committee held three meetings during 1999.

Current members of the Nominating Committee are Messrs. Roach and Niswonger. The Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement director to the Board. The Committee also makes recommendations as to exercise of the Board of Director's authority to determine the number of its members, within the limits provided by the Bylaws of the Company. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested. The Nominating Committee held one meeting during 1999.

All directors hold office at the pleasure of the shareholders. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees on which they served during 1999.

COMPENSATION OF DIRECTORS

Employee directors of the Company do not receive additional compensation for serving as members of the Board of Directors or on any committee thereof. In lieu of an annual retainer, non-employee directors are paid a fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended, together with reasonable traveling expenses. No additional fee is paid for committee meetings held on the same day as Board meetings.

On July 21, 1998, the Board adopted, and Forward Air Corporation as the sole shareholder then approved, the Landair Corporation Non-Employee Director Stock Option Plan (the "Director Plan"). On October 5, 1998, at the Chairman's request, the Board of Directors approved, subject to shareholder approval which was obtained at the 1999 Annual Meeting, adoption of a First Amendment to the Director Plan, which provided that each existing eligible non-employee director be granted options to purchase 15,000 shares of Common Stock on the effective date of the Director Plan and be granted options to purchase 7,500 shares of Common Stock on the first business day after each Annual Meeting of Shareholders of the Company at an exercise price equal to the then applicable Fair Market Value (as defined in the Director Plan) of the Common Stock on such date. Accordingly, on October 5, 1998 and May 19, 1999, each non-employee director was granted 15,000 and 7,500 options at an exercise price of $4.25 and $4.88 per share, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until September 1998, Forward Air Corporation operated a deferred air freight business and the Company's national truckload carrier business. On September 23, 1998, Forward Air Corporation spun off the truckload carrier business through the distribution to its shareholders of all of the outstanding Common Stock of the Company. As a result of the spin-off, the Company became a separate publicly-held corporation. Messrs. Niswonger and Roberts serve as directors and executive officers of Forward Air Corporation. In addition, Mr. Niswonger beneficially owned approximately 35% and 29% of the Company and Forward Air Corporation, respectively, as of March 17, 2000. In connection with the spin-off, the Company and Forward Air Corporation entered into various agreements, including a Transition Services Agreement and a Distribution Agreement.

Under the Transition Services Agreement, Forward Air Corporation provides accounts payable, payroll, human resources, employee benefit plan administration, owner-operator settlement, central purchasing, accounting and legal, general administrative, and information technology services to the Company. Forward Air Corporation charged the Company approximately $2.4 million for these services in 1999. In addition, the Company provides Forward Air Corporation safety, licensing, permitting and fuel tax, insurance and claims services, recruiting and retention services, and driver training center services and charged Forward Air Corporation approximately $455,000 for these services during the same period. The Company or Forward Air Corporation, as recipients of the services, may terminate any or all such services at any time on thirty days' irrevocable written notice, and the Company or Forward Air Corporation, as providers of the services, may terminate any or all of the services, other than information technology services, on three months' irrevocable notice. Information technology services to be provided to the Company by Forward Air Corporation have a thirty-six month term.

During 1999, the Company terminated its sublease with Forward Air Corporation for a portion of its terminal facility in Columbus, Ohio. The Company and Forward Air Corporation routinely engage in transactions where the Company hauls deferred air freight shipments for Forward Air Corporation which are in excess of Forward Air Corporation's scheduled capacity. The Company's operating revenue from these shipments was approximately $3.3 million during 1999.

The Company incurred $36,000 in rent expense in 1999 for a motorcoach leased from Sky Night, L.L.C. Sky Night, L.L.C. is owned by Mr. Niswonger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the "beneficial ownership," as that term is defined in the rules of the Securities and Exchange Commission (the "Commission") of the Common Stock of (i) each director; (ii) the Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"); (iii) all directors and executive officers as a group; and (iv) each other person known to be a "beneficial owner" of more than five percent of any class of capital stock of the Company based on information available to the Company on March 17, 2000. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the Common Stock owned by them.


                                                                                             Percentage of
                                                                 Aggregate Number of         Common Shares
         Name and Address of Beneficial Owner (1)                    Shares (2)             Outstanding (2)
------------------------------------------------------------     -------------------        ---------------
Jerry T. Armstrong..........................................              7,500  (3)             *
Gen. Duane H. Cassidy.......................................             10,500  (3)             *
C. John Langley, Jr.........................................             11,500  (3)             *
Scott M. Niswonger..........................................          2,129,520  (4)           35.47%
C. Tim Roach................................................                 --                 --
Richard H. Roberts..........................................            319,442  (5)            5.32
Harry O. Crabtree...........................................              8,339  (6)             *
P. Michael Davis............................................              2,573  (7)             *
John R. Morris..............................................              3,198  (5)             *
Greg R. Smith...............................................              2,573  (7)             *
Brown Investment Advisory & Trust Company...................            440,799  (8)            7.34
East Tennessee Foundation...................................            700,000  (9)           11.66
Merrill Lynch & Co., Inc....................................            643,700  (10)          10.72
Wellington Management Company, LLP..........................            606,000  (11)          10.09
All directors and executive officers as a group (12 persons)          2,592,095  (12)          43.18

*    Less than one percent.
(1) The business address of each listed executive officer and director is c/o Landair Corporation, 430 Airport Road, Greeneville, Tennessee 37745.
(2) For the purpose of determining "beneficial ownership," the rules of the Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities. The Commission rules also require that certain shares of stock that a beneficial owner has the right to acquire within 60 days of the date set forth above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of calculating the percentage of ownership of such owner, but are not deemed outstanding for the purpose of calculating the percentage of ownership of any other person.
(3) Includes 7,500 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(4) Includes 300 shares held by Mr. Niswonger as custodian for his grandson and 300 shares which are held by Mr. Niswonger's spouse as custodian for one of her children.
(5) Includes 3,125 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(6) Includes 4,375 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(7) Includes 2,500 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.
(8) Brown Investment Advisory & Trust Company ("BIATC") and its wholly owned subsidiary, Brown Advisory Incorporated ("BAI"), 19 South Street, Baltimore, Maryland 21202, had no shared voting or dispositive power over the shares as of December 31, 1999. BIATC had sole voting power over 179,974 shares and sole dispositive power over 192,174 shares. BAI had sole voting and sole dispositive power over 248,625 shares as of December 31, 1999.
(9) East Tennessee Foundation, a non-profit charitable organization located at 550 West Main Street, Suite 550, Knoxville, Tennessee 37902, has sole voting and dispositive power over all of the shares and no shared voting or dispositive power over the shares.
(10) Merrill Lynch & Co., Inc. ("ML&Co.") (on behalf of Merrill Lynch Asset Management Group ("AMG")), World Financial Center, North Tower, 250 Vesey Street, New York, New York 10381 is a parent holding company. AMG is an operating division of ML&Co. consisting of ML&Co.'s indirectly-owned asset management subsidiaries. Two of these subsidiaries, Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P. hold certain shares of the Common Stock. As of

     December 31, 1999, ML&Co. (on behalf of AMG) did not have sole voting or dispositive power over the shares and had shared voting and dispositive power over all of the shares. Merrill Lynch Special Value Fund, Inc. (MLSVF"), 800 Scudders Mill Road, Plainsboro, New Jersey 08536, an investment company, may be deemed to beneficially own 428,500 of the shares as of December 31, 1999. Of the 428,500 shares, MLSVF did not have sole voting or dispositive power and had shared voting and dispositive power over 428,500 shares.
(11) Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109, is an investment adviser registered with the Commission under the Investment Advisors Act of 1940, as amended. As of December 31, 1999, WMC, in its capacity as investment advisor, may be deemed to have beneficial ownership of 606,000 shares that are owned by numerous clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 31, 1999, WMC did not have sole power to vote or dispose of the shares, nor to direct the vote or disposition of the shares, had shared power to vote or to direct the vote of 516,000 of the shares and shared dispositive power over all of the shares.
(12) Includes 64,290 shares which are issuable pursuant to options which are exercisable within 60 days of the date set forth above.

COMPENSATION OF EXECUTIVE OFFICERS IN 1999

                           SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation paid or to be paid by the Company to the Named Executive Officers for the years shown in all capacities in which they served.

                                                                                         Long-Term
                                                                                       Compensation
                                                       Annual Compensation                 Awards
                                              --------------------------------------   -------------
                                                                                         Number of
                                                                                        Securities      All Other
                                                                        Other Annual    Underlying     Compensation
  Name and Principal Positions       Year      Salary         Bonus     Compensation      Options           (1)
--------------------------------   -------    --------       -------    ------------    -----------    ------------
Scott M. Niswonger (2)               1999     $148,593       $    --        $  --              --         $ 4,500
   Chairman and                      1998      143,987        73,238           --              --           5,656
   Chief Executive Officer


John R. Morris (3)                   1999     $103,519       $    --        $  --           5,000         $ 1,007
   President, Dedicated              1998       45,692            --           --          12,500              --
   Operations
   Landair Transport, Inc.


Harry O. Crabtree (4)                1999     $102,260       $    --        $  --          10,000         $10,006
   Vice President, Safety            1998       83,212            --           --          12,500              --
   Landair Transport, Inc.

P. Michael Davis (3)                 1999     $101,712       $    --        $  --           5,000         $   998
   Vice President, Dedicated         1998       45,692            --           --          10,000              --
   Operations
   Landair Transport, Inc.


Greg R. Smith (3)                    1999     $101,712       $    --        $  --           5,000         $   998
   Vice President, Dedicated         1998       45,692            --           --          10,000              --
   Operations
   Landair Transport, Inc.


(1) Includes car allowance and employer matching portion of 401(k) contributions.
(2) Effective January 1, 1998, Mr. Niswonger's annual compensation was allocated equally to the Company and Forward Air Corporation pursuant to the terms of the Transition Services Agreement.
(3)  Messrs. Morris, Davis and Smith joined the Company in July 1998.
(4)  Mr. Crabtree joined the Company in February 1998.

        1999 OPTION GRANTS, AGGREGATED OPTION EXERCISES AND OPTION VALUES

During 1999, the Company awarded stock options to the Named Executive Officers as set forth in the following table.

                           OPTION GRANTS IN LAST YEAR



                                        Individual Grants                                     Potential
                        -----------------------------------------------------------        Realizable Value
                                           Percent of                                      at Assumed Annual
                                             Total                                          Rates of Stock
                          Number of         Options                                        Price Appreciation
                         Securities        Granted to      Exercise                            For Option
                         Underlying         Employees         Or                                Term (1)
                          Options             in         Base Price     Expiration    -------------------------
       Name               Granted          Last Year      ($/Share)        Date           5%              10%
       ----             ------------      ------------  -------------   -----------   ----------        --------
John R. Morris               5,000            2.41          $3.75         07/21/09       $11,026         $28,664

Harry O. Crabtree            5,000            2.41           3.75         07/21/09        11,026          28,664
                             5,000            2.41           6.75         02/04/09        18,171          48,926

P. Michael Davis             5,000            2.41           3.75         07/21/09        11,026          28,664

Greg R. Smith                5,000            2.41           3.75         07/21/09        11,026          28,664



(1) We recommend caution in interpreting the financial significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Commission. They assume the value of Common Stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2009. Depending on inflation rates, these amounts may be worth significantly less in 2009, in real terms, than their value today.

                    AGGREGATED OPTION EXERCISES IN LAST YEAR
                           AND YEAR-END OPTION VALUES

The following table sets forth the year-end aggregated option exercises and year-end value of unexercised options held by the Named Executive Officers.


                               Option Exercises                   Number of
                                 In Last Year               Securities Underlying           Value of Unexercised
                        ----------------------------       Unexercised Options Held         In-The-Money Options
                            Shares                               at Year-End                  at Year-End (2)
                          Acquired          Value        ----------------------------  ----------------------------
      Name (1)           on Exercise       Realized      Exercisable    Unexercisable  Exercisable    Unexercisable
      --------           -----------       --------      -----------    -------------  -----------    -------------

John R. Morris               --              $  --          3,125           14,375         $2,344         $13,281
Harry O. Crabtree            --                 --          3,125           19,375          2,344          13,281
P. Michael Davis             --                 --          2,500           12,500          1,875          11,875
Greg R. Smith                --                 --          2,500           12,500          1,875          11,875


(1) Mr. Niswonger has not been granted any options for the purchase of Common Stock.
(2) Represents the closing price for the Common Stock on December 31, 1999 of $5.00 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the December 31, 1999 closing price. Exercisable options have been held at least one year from the date of grant.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company does not have an employment agreement with any of its executive officers. Awards granted under the Company's Amended and Restated Stock Option and Incentive Plan (the "Plan") become immediately exercisable or otherwise nonforfeitable in full in the event of a Change in Control of the Company (as defined in the Stock Plan), notwithstanding specific terms of the awards providing otherwise. Furthermore, with respect to stock options granted under the Stock Plan, following a Change in Control, the Compensation Committee may, in its discretion, permit the cancellation of such options in exchange for a cash payment in an amount per share equal, generally, to the difference between the highest Fair Market Value per share of Common Stock during the 60 day period preceding the Change in Control and the exercise price. A Change in Control is defined in the Stock Plan to include, among other things, (i) the acquisition of securities representing a majority of the combined voting power of all classes of capital stock by any person (other than the Company and other related entities); (ii) the approval by the shareholders of a merger or consolidation of the Company into or with another entity (with certain exceptions), the sale or other disposition of all or substantially all of the Company's assets, or the adoption of a plan of liquidation; or (iii) a change in the composition of the Board of Directors in any two-year period such that individuals who were Board members at the beginning of such period cease to constitute a majority thereof (with certain exceptions).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1999, the Committee was comprised of two non-employee directors, Messrs. Armstrong and Cassidy, and Mr. Niswonger. There were no Compensation Committee interlocks. See "Transactions with Directors, Executive Officers and Others."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's general compensation policies on executive officer compensation are administered by the Committee; however, the Committee submits its determinations to the full Board for its comments and concurrence. A majority of members of the Committee were non-employee directors in 1999. It is the responsibility of the Committee to determine whether the executive compensation policies are reasonable and appropriate to meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

The three components of executive officer compensation are base salary, annual bonus incentive awards and stock option grants, except for the Chief Executive Officer whose compensation includes only base salary and annual bonus incentive awards. In addition to the Committee's determinations on base salary and bonus incentive awards, the Committee acting solely through its non-employee directors administers the Company's Employee Stock Purchase Plan and Stock Plan and determines the options to be granted to executive officers.

The Company believes that its executive compensation policy should be reviewed annually and should be reviewed in light of the Company's financial performance, its annual budget, its position within its industry sector and the compensation policies of similar companies in its business sector. The Committee believes that in addition to corporate performance, it is appropriate to consider, in setting and reviewing executive compensation, the level of experience and the responsibilities of each executive as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors are taken into account in considering levels of compensation. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Committee.

The Company has an employee cash incentive plan (the "Cash Incentive Plan"), which provides for annual cash incentive payments to employees based on the Company's results of operations. The goals of the Cash Incentive Plan are established based on operating plans for the year, and amounts payable under the Cash Incentive Plan are determined based on the results of the Company's operations. The amount of the cash incentives paid under the Cash Incentive Plan is determined annually by the Board.

In order to be able to increase the equity incentives available to executive officers and other key employees, and to continue to be able to offer new options, the Committee recommended, in February 1999, that the Board increase the number of authorized shares issuable under the Stock Plan from 500,000 shares to 1,000,000 shares of Common Stock, subject to approval by shareholders at the 1999 Annual Meeting of Shareholders. In 1998, 165,000 stock options were granted and, upon consummation of the September 1998 spin-off, unexercisable options held by former Forward Air Corporation employees were converted into 169,000 options to purchase Common Stock under the Stock Plan based on a formula designed to preserve the fair market value of the options on the spin-off date. In July 1998, the Board and then sole shareholder adopted the Company's Employee Stock Purchase Plan. The Stock Plan was approved by the Shareholders at the 1999 Annual Meeting. All executive officers are entitled to participate in the Employee Stock Purchase Plan unless they own five percent or more of the total Common Stock.

The Committee's philosophy with respect to the compensation of the Company's Chief Executive Officer is essentially the same as its philosophy with respect to other executive officers. Because the Chief Executive Officer owns approximately 35% of the Common Stock, however, his personal net worth is more closely related to the performance of the Common Stock than other executive officers. The Committee has not awarded stock options to the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code of 1986, as amended and any successor thereto, was enacted as part of the 1993 Omnibus Budget Reconciliation Act and generally disallows a corporate deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer or any other of the four most highly compensated officers. The Committee continues to analyze the potential impact of this limitation. Under the regulations and the transition rules, executive compensation pursuant to the Stock Plan, if approved by the shareholders, is expected to qualify as "performance based" compensation and therefore be excluded from the $1,000,000 limit. Other forms of compensation provided by the Company, however, are not excluded from the limit. The Committee currently anticipates that substantially all compensation to be paid in future years will be deductible under Section 162(m) because of the spread between present levels of executive officer compensation and the limit under the regulation. In any event, the Committee believes that performance based compensation is desirable and can be structured in a manner to qualify as performance based compensation under Section 162(m).


                                                   Jerry T. Armstrong
                                                   Duane H. Cassidy
                                                   Scott M. Niswonger

STOCK PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative shareholder return on its Common Stock with the Nasdaq Trucking and Transportation Stocks Index and The Nasdaq Stock Market Index commencing September 24, 1998 (the first trading day following the spin-off) and ending December 31, 1999. The graph assumes a base investment of $100 made on September 24, 1998 and the respective returns assume reinvestment of dividends paid. The comparisons in this graph are required by the Commission and, therefore, are not intended to forecast or be necessarily indicative of any future return on the Common Stock.


                                    (GRAPH)

                                                    Nasdaq Trucking and
 Measurement Period    Landair Corporation      Transportation Stocks Index     Nasdaq Stock Market Index

09/24/98                     $100.00                        $100.00                       $100.00
12/31/98                      125.00                         112.43                        128.00
12/31/99                       83.33                         120.07                        231.25


PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Ernst & Young LLP to serve as the Company's independent auditors for 2000. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to appropriate questions.

This Proposal will be approved if the votes cast in favor of the Proposal exceed the votes cast against it. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 2000.

OTHER MATTERS

The Board of Directors knows of no other matters that may come before the meeting; however, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than ten percent of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the Commission, The Nasdaq Stock Market and the Company. Based solely on a review of the written statements and copies of such reports furnished to the Company by its executive officers and directors, the Company believes that during 1999 all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were timely satisfied.

DEADLINE FOR SUBMISSION TO SHAREHOLDERS OF PROPOSALS TO BE PRESENTED AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS

Any proposal intended to be presented for action at the 2001 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 1, 2000 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to its 2001 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by the Commission at the time in effect.

For other shareholder proposals to be timely (but not considered for inclusion in the Proxy Statement for the 2001 Annual Meeting of Shareholders), a shareholder's notice must be received by the Secretary of the Company not later than February 28, 2001 and the proposal and the shareholder must comply with Regulation 14A under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 28, 2001, proxies solicited by the Board of Directors in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the Proxy Statement for the Annual Meeting.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of Common Stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 IS INCLUDED WITHIN THE ANNUAL REPORT PROVIDED WITH THIS PROXY STATEMENT. SUCH ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY SOLICITATION MATERIAL. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ARE AVAILABLE UPON WRITTEN REQUEST. REQUESTS SHOULD BE MADE IN WRITING TO RICHARD H. ROBERTS, SECRETARY, LANDAIR CORPORATION, P.O. BOX 1058, GREENEVILLE, TENNESSEE 37744-1058.


                                            By Order of the Board of Directors


                                            Richard H. Roberts
                                            Secretary



Greeneville, Tennessee
April 20, 2000

                                     PROXY
                              LANDAIR CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                             OF LANDAIR CORPORATION

   The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Scott M. Niswonger, C. Tim Roach and Richard H. Roberts and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Landair Corporation owned of record by the undersigned on all matters which may come before the 2000 Annual Meeting of Shareholders to be held at the General Morgan Inn & Conference Center, 111 North Main Street, Greeneville, Tennessee, on May 22, 2000, at 9:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting, and are further authorized to vote on other matters which may properly come before the 2000 Annual Meeting and any adjournments thereof.

1. Election of Directors

    [ ] FOR all the nominees listed below (except as marked to    [ ] WITHHOLD AUTHORITY (ABSTAIN) to vote for all
        the contrary below)                                           nominees listed below


   Jerry T. Armstrong; Gen. Duane H. Cassidy; C. John Langley, Jr.; Scott M. Niswonger; C. Tim Roach and Richard H. Roberts

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

2. Ratification of the appointment of Ernst & Young LLP as independent auditors

        [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                               (see reverse side)

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.

                                                  Do you plan to attend the
                                                  Annual Meeting?

                                                  [ ] Yes   [ ] No

                                                  PLEASE SIGN AND DATE BELOW AND
                                                  RETURN PROMPTLY.

                                                  Please sign exactly as name
                                                  appears hereon. Joint Owners
                                                  should each sign. When signing
                                                  as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such.

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s)              Date